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Exhibit 8.1

[WLRK LETTERHEAD]

November 21, 2014

GTECH S.p.A.
Viale del Campo Boario 56/D
00154 Roma—Italy

Ladies and Gentlemen:

        Reference is made to the Registration Statement on Form F-4 (as amended or supplemented through the date hereof, the "Registration Statement") of Georgia Worldwide Limited, a public limited company organized under the Laws of England and Wales ("Holdco"), including the joint proxy statement/prospectus forming a part thereof, relating to the proposed merger of GTECH S.p.A., a joint stock company organized under the Laws of Italy, with and into Holdco, and the proposed merger of Georgia Worldwide Corporation, a Nevada corporation that is a wholly owned subsidiary of Holdco, with and into International Game Technology, a Nevada corporation.

        We have participated in the preparation of the discussion set forth in the sections entitled "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS—The Holdco Merger," "—Section 7874," "—Ownership of Holdco Ordinary Shares" and "—Special Voting Shares" in the Registration Statement. In our opinion, such discussion, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described in the Registration Statement, is accurate in all material respects.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

Wachtell, Lipton, Rosen & Katz

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  Exhibit 8.1